SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported):	December 21, 2006

SEMPRA ENERGY
(Exact name of registrant as specified in its charter)

CALIFORNIA	1-14201	33-0732627
(State of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 ASH STREET, SAN DIEGO, CALIFORNIA	92101
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(619) 696-2034

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

Item 2.05 -- Costs Associated with Exit or Disposal Activities and Item 2.06 -- Material Impairments

As previously announced, in view of continuing disputes with the Argentine government, on December 21, 2006 the Company decided it will sell its investments in its two Argentine natural gas distribution companies.  The Company owns non-controlling interests in the two companies, which are reflected in the Company's financial statements as investments, the income from which is recognized using the equity method of accounting.  The Company's decision to dispose of its interests in these companies will not have a material effect on the Company’s balance sheet or net equity, because the investments were previously reduced by direct charges against Accumulated Other Comprehensive Income (a component of shareholders' equity) resulting from devaluations in the Argentine peso. The Company will reverse these charges from Accumulated Other Comprehensive Income and record a non-cash impairment charge to fourth quarter net income of approximately $200 million.  The charge to net income will reflect the reversal of charges from Accumulated Other Comprehensive Income and an adjustment to the remaining investment value.

The above information supplements and should be read in conjunction with the related information contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2006 filed with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEMPRA ENERGY
(Registrant)

Date: December 27, 2006	By: /s/ Joseph A. Householder
Joseph A. Householder Sr. Vice President and Controller

4